Exhibit 99.1

YETI Reports Second Quarter 2020 Results
Net Sales Increased 7%
Gross Margin Expanded 550 Basis Points
EPS increased 49% to $0.38; Adjusted EPS increased 38% to $0.41

Austin, Texas, August 6, 2020 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the second quarter ended June 27, 2020.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Information,” “Revised Non-GAAP Financial Measures Beginning in Fiscal 2020,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “I would first like to thank our YETI employees, customers, suppliers and wholesale partners for their unwavering support in this unprecedented and dynamic environment. I am pleased with how our teams have adapted to and remained highly effective with work-from-home, which we expect will remain in place for the foreseeable future.”

Mr. Reintjes continued, “Whether setting up in the backyard or chasing new adventures in the outdoors, YETI remains the brand of choice for active outdoor pursuits. We delivered a strong overall second quarter performance in the face of the significant market disruption. The results are a testament to the resilience of demand for our brand and the power of our diverse omni-channel strategy, led by the strength of our direct-to-consumer business which saw 61% growth in the quarter. Throughout this challenging period, we also delivered both gross margin and operating income margin expansion for the quarter while fully paying down our revolver and ending the period with a leverage ratio under 1.0 times.”
Mr. Reintjes concluded, “As we plan for the balance of the year, we will remain focused on actively addressing the changing environment while continuing to make strategic investments to drive our brand and innovation. Managing the flexibility of our supply chain and logistics will be a focus as we look to position our inventory to match demand across our channels. Based on the level of continued market uncertainty, we are not providing a 2020 outlook at this time.”

For the Three Months Ended June 27, 2020

Net sales increased 7% to $246.9 million, compared to $231.7 million during the same period last year.

•Direct-to-consumer (“DTC”) channel net sales increased 61% to $133.0 million, compared to $82.5 million in the prior year quarter, driven by both Coolers & Equipment and Drinkware. The increase was primarily due to a demand surge for outdoor recreation and leisure lifestyle products as the COVID-19 pandemic has significantly impacted consumers’ views towards how they spend their time experiencing nature and exploring the outdoors, as well as more consumers shopping online while sheltering-in-place.
•Wholesale channel net sales decreased 24% to $113.9 million, compared to $149.2 million in the same period last year, driven by both Drinkware and Coolers & Equipment. While wholesale net sales trends turned positive at the end of the second quarter of 2020, the sharp decline in net sales during April 2020, as a result of temporary store closures, adversely impacted the performance of the wholesale channel.

•Drinkware net sales decreased 2% to $114.3 million, compared to $117.0 million in the prior year quarter. Drinkware performance was driven by significant demand in the DTC channel that was more than offset by a decline in the wholesale channel.
•Coolers & Equipment net sales increased 18% to $128.6 million, compared to $109.1 million in the same period last year. The strong performance was driven by growth in soft coolers, hard coolers, and outdoor living products.

Gross profit increased 18% to $137.5 million, or 55.7% of net sales, compared to $116.3 million, or 50.2% of net sales, in the second quarter of Fiscal 2019. The 550 basis point increase in gross margin was primarily driven by a favorable shift in our channel mix led by an increase in DTC channel net sales, product cost improvements, particularly in our Drinkware category, decreased tariffs, and lower inbound freight, partially offset by an unfavorable impact due to increased inventory reserves.

Selling, general, and administrative (“SG&A”) expenses increased to $91.0 million, or 36.8% of net sales, compared to $81.3 million, or 35.1% of net sales, in the second quarter of Fiscal 2019. The increase of SG&A as a percentage of net sales was primarily driven by an increase of approximately 380 basis points in variable expenses, driven by our faster growing DTC channel which grew to 54% of net sales during the period. Non-variable expenses leveraged 205 basis points primarily resulting from decreased professional fees, lower non-cash stock-based compensation expense, lower marketing expenses and COVID-19 related savings, including lower travel expenses, and other cost savings initiatives, partially offset by higher fixed selling expenses.

Operating income increased 33% to $46.5 million, to 18.8% of net sales, compared to $35.0 million, or 15.1% of net sales, during the prior year quarter.

Adjusted operating income increased 26% to $49.3 million, to 20.0% of net sales, compared to $39.3 million, or 17.0% of net sales, during the same period last year.

Net income increased 51% to $33.5 million, or 13.6% of net sales, compared to $22.2 million, or 9.6% of net sales, in the prior year quarter; Net income per diluted share increased 49% to $0.38, compared to $0.26 per diluted share in the prior year quarter.

Adjusted net income increased 40% to $35.6 million, or 14.4% of net sales, compared to $25.5 million, or 11.0% of net sales, in the prior year quarter; Adjusted net income per diluted share increased 38% to $0.41, compared to $0.30 per diluted share in the prior year quarter.

Adjusted EBITDA increased 24% to $57.9 million, or 23.5% of net sales, from $46.6 million, or 20.1% of net sales, during the same period last year.

For the Six Months Ended June 27, 2020

Net sales increased 9% to $421.4 million, compared to $387.0 million in the prior year.

•DTC channel net sales increased 47% to $212.6 million, compared to $144.2 million in the prior year period, driven by both Drinkware and Coolers & Equipment. The increase was primarily due to a demand surge for outdoor recreation and leisure lifestyle products as the COVID-19 pandemic has significantly impacted consumers’ views towards how they spend their time experiencing nature and exploring the outdoors, as well as more consumers shopping online while sheltering-in-place.
•Wholesale channel net sales decreased 14% to $208.7 million, compared to $242.8 million in the same period last year, driven by both Drinkware and Coolers & Equipment. While wholesale net sales trends returned to positive growth at the end of the second quarter of 2020, the sharp decline of net sales during March and April 2020, as a result of temporary store closures, adversely impacted the performance of the wholesale channel.
•Drinkware net sales increased 9% to $226.9 million, compared to $207.9 million in the prior year period, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.

•Coolers & Equipment net sales increased 11% to $188.1 million, compared to $168.7 million in the same period last year. The strong performance was driven by growth in soft coolers, hard coolers, and outdoor living products.

Gross profit increased 19% to $230.0 million, or 54.6% of net sales, compared to $192.9 million, or 49.8% of net sales, in the prior year. The 470 basis point increase in gross margin was primarily driven by a favorable shift in our channel mix led by an increase in DTC channel net sales, product cost improvements, particularly in our Drinkware category, lower inbound freight, and decreased tariffs, partially offset by the unfavorable impact related to increased inventory reserves.

Selling, general, and administrative (“SG&A”) expenses increased to $167.3 million, or 39.7% of net sales, compared to $149.1 million, or 38.5% of net sales, in the prior year. The increase of SG&A as a percentage of net sales was primarily driven by an increase of approximately 300 basis points in variable expenses, driven by our faster growing DTC channel which grew to 50% of net sales during the period. Non-variable expenses leveraged 180 basis points primarily resulting from lower marketing expenses, lower non-cash stock-based compensation expense, decreased professional fees, and COVID-19 related savings, including lower travel expenses and other cost savings initiatives, partially offset by higher fixed selling expenses.

Operating income increased 43% to $62.7 million, to 14.9% of net sales, compared to $43.8 million, or 11.3% of net sales, during the prior year.

Adjusted operating income increased 29% to $67.4 million, to 16.0% of net sales, compared to $52.2 million, or 13.5% of net sales, during the same period last year.

Net income increased 72% to $42.0 million, or 10.0% of net sales, compared to $24.4 million, or 6.3% of net sales, in the prior year; Net income per diluted share increased 69% to $0.48, compared to $0.28 per diluted share in the prior year.

Adjusted net income increased 48% to $45.5 million, or 10.8% of net sales, compared to $30.7 million in the prior year period; Adjusted net income per diluted share increased 46% to $0.52, compared to $0.36 per diluted share in the same period last year.

Adjusted EBITDA increased 24% to $81.8 million, or 19.4% of net sales, from $66.1 million, or 17.1% of net sales, during the prior year.

Balance Sheet and Cash Flow Highlights

Inventory decreased 23% to $138.8 million, compared to $181.4 million at the end of the second quarter of 2019. While our supply chain remained resilient during the second quarter, inventory levels decreased significantly as a result of reduced purchase orders early in the second quarter to align with demand forecasts at the time and to provide enhanced financial flexibility in the midst of the COVID-19 pandemic, coupled with the unplanned nature of the demand surge in DTC net sales, as discussed above.

Total debt, excluding finance leases and unamortized deferred financing fees, was $292.5 million, compared to $309.1 million at the end of the second quarter of 2019. During the first half of 2020, YETI made $7.5 million in mandatory debt payments and repaid all precautionary first quarter borrowings under its revolving credit facility of $50.0 million. At the end of the second quarter of 2020, we had no outstanding borrowings and $150.0 million available for borrowing under our revolving credit facility. Our ratio of net debt (as defined below) to adjusted EBITDA for the trailing twelve months was 0.9 times at the end of the second quarter of 2020 compared to 1.7 times at the end of the same period last year.

Cash flow provided by operating activities was $72.4 million and capital expenditures were $7.2 million for the six months ended June 27, 2020.

Ratio of Net Debt to Adjusted EBITDA
Net debt as of June 27, 2020, which is total debt, excluding finance leases and unamortized deferred financing fees, of $292.5 million less cash of $127.5 million, divided by adjusted EBITDA for the trailing twelve months was 0.9 times. Adjusted EBITDA for the trailing twelve months ended June 27, 2020 was $187.3 million and is calculated using the full year 2019 adjusted EBITDA of $171.6 million, less adjusted EBITDA for the first six months of 2019 of $66.1 million, plus adjusted EBITDA for the first six months of 2020 of $81.8 million.

Net debt as of June 29, 2019, which is total debt, excluding unamortized deferred financing fees, of $309.1 million less cash of $38.0 million, divided by adjusted EBITDA for the trailing twelve months was 1.7 times. Adjusted EBITDA for the trailing twelve months ending June 29, 2019 was $156.7 million and is calculated using the full year 2018 adjusted EBITDA of $149.0 million, less adjusted EBITDA for the first six months of 2018 of $58.4 million, plus adjusted EBITDA for the first six months of 2019 of $66.1 million.

Adoption of New Lease Accounting Standard
As previously disclosed, YETI became a large accelerated filer at the end of Fiscal 2019 and as such adopted the new lease standard, Accounting Standards Codification Topic 842 (“ASC 842”), on a modified retrospective basis, effective on the first day of Fiscal 2019. As a result YETI recast certain amounts on its previously reported financial statements for the period ended June 29, 2019 to reflect the recognition of operating lease right-of-use assets and operating lease liabilities and other reclassifications. The adoption of ASC 842 had no impact to previously reported results of operations for any interim period.

Conference Call Details
A conference call to discuss the second quarter of Fiscal 2020 financial results is scheduled for today, August 6, 2020, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13706876. A replay will be available through August 20, 2020.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to backpacks and bags, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes our customers. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
This press release includes financial measures that are not defined by GAAP, including adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA. We define adjusted operating income and adjusted net income as operating income and net income, respectively, adjusted for non-cash stock-based compensation expense, asset impairment charges, and, in the case of adjusted net income, also adjusted for the loss on modification and extinguishment of debt, including accelerated amortization of deferred financing fees resulting from early prepayments of debt, and the tax impact of all adjustments. Adjusted net income per share is calculated using adjusted net income, as defined above, and diluted weighted average shares outstanding. We define adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: non-cash stock-based compensation expense; asset impairment charges; loss on modification and extinguishment of debt, including accelerated amortization of deferred financing fees resulting from the early prepayment of debt.

Adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA are not defined by GAAP and may not be comparable to similarly titled measures reported by other entities. We use these non-GAAP measures, along with GAAP measures, as a measure of profitability. These measures help us compare our performance to other companies by removing the impact of the effect of operating in different tax jurisdictions; the impact of our asset base, which can vary depending on the book value of assets and methods used to compute depreciation and amortization; the effect of non-cash stock-based compensation expense, which can vary based on plan design, share price, share price volatility, and the expected lives of equity instruments granted; as well as certain expenses related to what we believe are events of a non-recurring nature. We also disclose adjusted operating income, adjusted net income, and adjusted EBITDA as a percentage of net sales to provide a measure of relative profitability.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted operating income, adjusted net income, and adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense, the effect of asset impairments, and loss on modification and extinguishment of debt. Because of these limitations, we rely primarily on our GAAP results. In addition, in the case of our disclosure of adjusted EBITDA on a trailing twelve month basis, we believe the presentation of our net debt to adjusted EBITDA ratio, which is measured based on our trailing twelve month adjusted EBITDA, also provides a useful measure to our investors of our debt leverage and ability to meet our financial obligations.

In the future, we may incur expenses similar to those for which adjustments are made in calculating adjusted operating income, adjusted net income, and adjusted EBITDA. Our presentation of these non-GAAP measures should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Revised Non-GAAP Financial Measures Beginning in Fiscal 2020
As previously disclosed, following YETI’s initial full year as a public company and beginning with the first quarter of Fiscal 2020, YETI revised its definitions of certain non-GAAP financial measures by eliminating various adjustments. These revisions are intended to align with how management will evaluate the performance of the business going forward. Specifically, YETI will no longer include adjustments for investments in new retail locations and international market expansion, transition to the ongoing senior management team, and transition to a public company.
YETI has recast its historical 2019 non-GAAP financial measures to conform to the revised definitions on its investor relations website at http://investors.yeti.com.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, statements relating to the current and future impacts of the COVID-19 pandemic on our business and all statements relating to our expectations for opportunity or growth, including those set forth in the quote from YETI’s President and CEO, provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and impact of the rapidly evolving COVID-19 pandemic, including its impact on global economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. You should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 28, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 28, 2020, for a more extensive list of factors, that may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC, that could affect results. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.
The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result.
Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com
Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net sales	$246,938	$231,654	$421,350	$387,007
Cost of goods sold	109,413	115,377	191,367	194,103
Gross profit	137,525	116,277	229,983	192,904
Selling, general, and administrative expenses	90,992	81,277	167,288	149,120
Operating income	46,533	35,000	62,695	43,784
Interest expense	(2,657)	(5,695)	(5,767)	(11,762)
Other income (expense)	900	49	(938)	112
Income before income taxes	44,776	29,354	55,990	32,134
Income tax expense	(11,294)	(7,131)	(14,028)	(7,744)
Net income	$33,482	$22,223	$41,962	$24,390

Net income per share
Basic	$0.39	$0.26	$0.48	$0.29
Diluted	$0.38	$0.26	$0.48	$0.28

Weighted-average common shares outstanding
Basic	86,937	84,577	86,883	84,387
Diluted	87,477	86,227	87,469	86,042

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	June 27, 2020	December 28, 2019	June 29, 2019(1)
ASSETS
Current assets
Cash	$127,467	$72,515	$38,023
Accounts receivable, net	85,886	82,688	75,856
Inventory	138,782	185,700	181,354
Prepaid expenses and other current assets	15,279	19,644	18,473
Total current assets	367,414	360,547	313,706
Property and equipment, net	77,379	82,610	79,989
Operating lease right-of-use assets	34,963	37,768	34,588
Goodwill	54,293	54,293	54,293
Intangible assets, net	91,467	90,850	90,375
Deferred income taxes	1,050	1,082	1,306
Deferred charges and other assets	886	2,389	1,478
Total assets	$627,452	$629,539	$575,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$41,447	$83,823	$101,538
Accrued expenses and other current liabilities	42,003	42,088	43,699
Taxes payable	12,687	3,329	1,766
Accrued payroll and related costs	8,002	18,119	8,149
Operating lease liabilities	8,086	7,768	5,599
Current maturities of long-term debt	18,941	15,185	42,138
Total current liabilities	131,166	170,312	202,889
Long-term debt, net of current portion	270,846	281,715	263,258
Operating lease liabilities, non-current	38,589	42,200	41,517
Other liabilities	17,822	13,307	4,119
Total liabilities	458,423	507,534	511,783

Commitments and contingencies

Stockholders’ Equity
Common stock, par value $0.01; 600,000 shares authorized; 87,004, 86,774, and 84,820 shares outstanding at June 27, 2020, December 28, 2019, and June 29, 2019, respectively	870	868	848
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	315,405	310,678	278,671
Accumulated deficit	(147,583)	(189,545)	(215,533)
Accumulated other comprehensive income (loss)	337	4	(34)
Total stockholders’ equity	169,029	122,005	63,952
Total liabilities and stockholders’ equity	$627,452	$629,539	$575,735
_________________________
(1) We adopted the new lease standard, ASC 842, on a modified retrospective basis, effective on the first day of Fiscal 2019. In accordance with the standard, we recast certain amounts on our unaudited condensed consolidated balance sheet to reflect the recognition of operating lease right-of-use assets and operating lease liabilities and other reclassifications.

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	June 27, 2020	June 29, 2019(1)
Cash Flows from Operating Activities:
Net income	$41,962	$24,390
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	15,359	13,801
Amortization of deferred financing fees	478	1,133
Stock-based compensation	4,036	8,286
Deferred income taxes	3,511	6,310
Other	1,239	—
Impairment of long-lived assets	632	97
Changes in operating assets and liabilities:
Accounts receivable, net	(4,433)	(15,945)
Inventory	46,723	(36,225)
Other current assets	4,351	(5,494)
Accounts payable and accrued expenses	(52,781)	16,491
Taxes payable	9,393	(4,655)
Other	1,881	1,577
Net cash provided by operating activities	72,351	9,766
Cash Flows from Investing Activities:
Purchases of property and equipment	(7,160)	(16,786)
Additions of intangibles, net	(3,769)	(13,214)
Net cash used in investing activities	(10,929)	(30,000)
Cash Flows from Financing Activities:
Borrowings under revolving line of credit	50,000	—
Repayments under revolving line of credit	(50,000)	—
Repayments of long-term debt	(7,500)	(23,750)
Proceeds from employee stock transactions	1,397	2,064
Taxes paid in connection with employee stock transactions	(704)	—
Finance lease principal payment	(91)	—
Net cash used in financing activities	(6,898)	(21,686)
Effect of exchange rate changes on cash	428	(108)
Net increase (decrease) in cash	54,952	(42,028)
Cash, beginning of period	72,515	80,051
Cash, end of period	$127,467	$38,023
_________________________
(1) We adopted the new lease standard, ASC 842, on a modified retrospective basis, effective on the first day of Fiscal 2019. In accordance with the standard, we recast certain amounts on our unaudited condensed consolidated statement of cash flows to reflect the recognition of operating lease right-of-use assets and operating lease liabilities and other reclassifications our unaudited condensed consolidated balance sheet.

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Operating income	$46,533	$35,000	$62,695	$43,784
Adjustments:
Non-cash stock-based compensation expense(1)	2,181	4,281	4,036	8,286
Long-lived asset impairment(1)	632	3	632	97
Adjusted operating income	$49,346	$39,284	$67,363	$52,167

Net income	$33,482	$22,223	$41,962	$24,390
Adjustments:
Non-cash stock-based compensation expense(1)	2,181	4,281	4,036	8,286
Long-lived asset impairment(1)	632	3	632	97
Tax impact of adjusting items(2)	(688)	(1,050)	(1,143)	(2,054)
Adjusted net income	$35,607	$25,457	$45,487	$30,719

Net income	$33,482	$22,223	$41,962	$24,390
Adjustments:
Interest expense	2,657	5,695	5,767	11,762
Income tax expense	11,294	7,131	14,028	7,744
Depreciation and amortization expense(3)	7,697	7,262	15,359	13,801
Non-cash stock-based compensation expense(1)	2,181	4,281	4,036	8,286
Long-lived asset impairment(1)	632	3	632	97
Adjusted EBITDA	$57,943	$46,595	$81,784	$66,080

Net sales	$246,938	$231,654	$421,350	$387,007
Operating income as a % of net sales	18.8%	15.1%	14.9%	11.3%
Adjusted operating income as a % of net sales	20.0%	17.0%	16.0%	13.5%
Net income as a % of net sales	13.6%	9.6%	10.0%	6.3%
Adjusted net income as a % of net sales	14.4%	11.0%	10.8%	7.9%
Adjusted EBITDA as a % of net sales	23.5%	20.1%	19.4%	17.1%

Net income per diluted share	$0.38	$0.26	$0.48	$0.28
Adjusted net income per diluted share	$0.41	$0.30	$0.52	$0.36
Weighted average common shares outstanding - diluted	87,477	86,227	87,469	86,042
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both the three months ended June 27, 2020 and June 29, 2019. For both the six months ended June 27, 2020 and June 29, 2019, the tax rate used to calculate the tax impact of adjustments was 24.5%.
(3)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.